Ronald O. Perelman
                            35 East 62nd Street
                          New York, New York 10021


                                                   April 19, 2001


M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

                  I am delivering this letter to M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), at your request in connection with the execution of a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), by and between M & F Worldwide and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"). Pursuant to the Stock Purchase Agreement, M & F Worldwide is acquiring from PX Holding the 7,320,225 shares of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), held by PX Holding.

                  M & F Worldwide has asked that I provide certain agreements and undertakings relating to the (i) Credit Agreement, dated June 4, 1998, among Panavision, the several lenders named therein, Chase Securities Inc., as Advisor and Arranger, and The Chase Manhattan Bank, as Administrative Agent, as amended by the First Amendment thereto, dated as of September 30, 1998, and the Second Amendment, dated as of June 30, 1999 (as so amended, the "Credit Agreement); and (ii) Indenture, dated as of February 11, 1998, between PX Escrow Corp., a Delaware corporation ("PX Escrow") and The Bank of New York, as Trustee, relating to Panavision's 95/8% Senior Subordinated Discount Notes Due 2006 (the "Notes"), as amended by the First Supplemental Indenture, dated June 4, 1998, among PX Escrow, Panavision and the Trustee.

                  Accordingly, as a partial inducement for M & F Worldwide entering into the Stock Purchase Agreement, I hereby agree that if M & F Worldwide determines in its good faith reasonable judgment that Panavision is unable to make required payments of principal or interest under the Credit Agreement or the Notes, I or corporations under my control will provide such financial support as may be required, such financial support being in the form described in the term sheet attached hereto.

                  My agreements and undertakings hereunder are for the sole benefit of M & F Worldwide and shall not create third party beneficiary rights on behalf of any other person or entity.

                  If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.


                                                     Very truly yours,


                                                     /s/ Ronald O. Perelman
                                                     Ronald O. Perelman


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
    ----------------------------
Name:   Howard Gittis
Title:  Chairman of the Board of
        Directors, President and Chief
        Executive Officer




                                 TERM SHEET
-------------------------------------------------------------------------------



Amount:                     As M&F Worldwide determines.

Use of Funds:               As required to pay principal and interest
                            and/or refinance the Credit
                            Agreement and the Notes.

Form of
Consideration:              In M&F Worldwide's discretion, either or both of:

                            o    subordinated debt of M&F Worldwide,
                                 maturing as M&F Worldwide determines
                                 based on its cash flow projections,
                                 and bearing an interest rate equal to
                                 the Pneumo Abex Credit Agreement; or

                            o    newly issued shares of Series B
                                 Preferred Stock priced at the greater
                                 of (i) $15 per share, or (ii) the then
                                 fair market value of M&F Worldwide
                                 Common Stock at the time.